Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3  and related Prospectus dated May 17, 2019, of our report dated March 18, 2019, with respect to the financial statements of Innovate Biopharmaceuticals, Inc., as of December 31, 2018 and 2017 and for the two years then ended (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Orange County, California
July 3, 2019